Exhibit 5.1

Mayer Brown LLP

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June 18, 2018

Toyota Motor Credit Corporation
6565 Headquarters Drive
Plano, Texas 75024

Re: Toyota Motor Credit Corporation ‒ IncomeDriver NotesTM

Ladies and Gentlemen:

We have acted as special counsel to Toyota Motor Credit Corporation, a California corporation (the “Company”), in connection with the offering and sale by the Company of up to $3,000,000,000 aggregate principal amount of the Company’s IncomeDriver NotesTM (the “Securities”) as described in the prospectus supplement, dated June 18, 2018 (the “Prospectus Supplement”), and the prospectus dated January 24, 2018 (the “Prospectus”) filed as part of the registration statement on Form S-3 (Registration No. 333-222676) (collectively with the Prospectus and Prospectus Supplement, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Securities will be issued under the indenture, dated as of August 1, 1991 (the “Original Indenture” and, as amended and supplemented by the First Supplemental Indenture (as defined below), the Second Supplemental Indenture (as defined below) and the Third Supplemental Indenture (as defined below), the “Indenture”), between the Company and The Chase Manhattan Bank, N.A. (“Chase”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991 (the “First Supplemental Indenture”), among the Company, Deutsche Bank Trust Company Americas (“DBTCA”) (formerly known as Bankers Trust Company) and Chase, the Second Supplemental Indenture, dated as of March 31, 2004 (the “Second Supplemental Indenture”), among the Company, JPMorgan Chase Bank (as successor to Chase) and DBTCA and the Third Supplemental Indenture, dated as of March 8, 2011 (the “Third Supplemental Indenture”), among the Company, The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon as successor to Chase) and DBTCA.

In rendering the opinions expressed herein, we have examined (i) the Registration Statement, (ii) the Restated Articles of Incorporation of the Company and all amendments thereto; (iii) the Bylaws of the Company and all amendments thereto; (iv) an executed copy of the Indenture; (v) an executed copy of the Securities; and (vi) resolutions of the board of directors of the Company and the executive committee thereof relating to the offering of the Securities. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that the Securities have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

Toyota Motor Credit Corporation
June 18, 2018
Page 2

therefor, will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

This opinion is limited to matters governed by the Federal laws of the United States of America and the laws of the States of California and New York.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or other offering material regarding the Company or the Securities or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP

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